Exhibit 99.1

Contacts:

Media: Margaret Kirch Cohen, 312-696-6383 or margaret.cohen@morningstar.com

Investors may submit questions to investors@morningstar.com or by fax to 312-696-6009.

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports Third-Quarter 2010 Financial Results

Announces Initial Quarterly Dividend of 5 Cents Per Share and $100 Million Share Repurchase Program

CHICAGO, Oct. 27, 2010— Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced its third-quarter 2010 financial results. The company reported consolidated revenue of $139.8 million in the third quarter of 2010, a 16.4% increase from $120.1 million in the third quarter of 2009. Consolidated operating income was $30.2 million in the third quarter of 2010, a decrease of 10.5% compared with $33.7 million in the same period a year ago. Net income was $20.8 million, or 41 cents per diluted share, compared with $22.5 million, or 45 cents per diluted share, in the third quarter of 2009.

Excluding acquisitions and the impact of foreign currency translations, revenue increased 6.6%. Third-quarter results included $12.0 million in revenue from acquisitions. Foreign currency translations had a slightly unfavorable effect. Revenue excluding acquisitions and foreign currency translations (organic revenue) is a non-GAAP measure; the accompanying financial tables contain a reconciliation to consolidated revenue.

In the first nine months of 2010, revenue was $404.2 million, an increase of 13.4% compared with $356.4 million in the same period in 2009. Revenue for the first nine months of the year included $34.4 million from acquisitions and $4.2 million from foreign currency translations. Excluding acquisitions and foreign currency translations, revenue rose 2.6%. Consolidated operating income declined 12.1% to $88.8 million in the first nine months of 2010, compared with $101.0 million in the first nine months of 2009. Net income was $59.0 million, or $1.16 per diluted share, in the first nine months of 2010, compared with $68.0 million, or $1.37 per diluted share, in the same period in 2009.

Joe Mansueto, chairman and chief executive officer of Morningstar, said, “Organic revenue growth continued to improve in the quarter, with positive trends across most product lines. Licensed Data, Morningstar Direct, and advertising sales on Morningstar.com were the main contributors to organic revenue growth. Our Investment Management business also had a good quarter, resulting from strong market performance as well as new business wins.”

“We’ve had a positive market response to several of our recent initiatives. For example, building our thought leadership in ETF research is a key area of focus for us, and we’ve already been able to monetize our expertise in this growing area. Our new ETF Centers in the United States, France, Germany, and Switzerland have been popular with online advertisers, and we just launched research in Canada and Australia. During the quarter, TD Ameritrade launched a new ETF Market Center that includes a list of ETFs evaluated and selected by our investment consulting team at Morningstar Associates. We also entered into our first credit research agreement with a major financial services firm to provide credit ratings and research to its 18,000 financial advisors. We’ve continued to invest in hiring people to support our growth initiatives and put resources behind our product development, research, design, and technology teams.”

“I’m also pleased to announce that our board of directors has authorized a regular quarterly cash dividend of 5 cents per share beginning in January and a $100 million share repurchase program. We have a strong balance sheet and we’ve consistently generated healthy cash flow, even after using cash for acquisitions. Our board has determined that it makes sense to return some of our cash to shareholders through the new dividend and share repurchase programs,” Mansueto added.

Key Business Drivers

Morningstar has two operating segments: Investment Information and Investment Management. The Investment Information segment includes all of the company’s data, software, and research products and services. These products and services are typically sold through subscriptions or license agreements. The Investment Management segment includes all of the company’s asset management operations, which earn more than half of their revenue from asset-based fees.

Revenue: In the third quarter of 2010, revenue in the Investment Information segment was $112.1 million, an increase of $16.6 million, or 17.4%, including $10.7 million from acquisitions. Higher revenue in the software and data product lines more than offset the loss of $1.5 million in equity research revenue associated with the Global Analyst Research Settlement, which ended in July 2009.  Revenue in the

Investment Management segment was $27.8 million, an increase of $3.1 million, including $1.3 million from acquisitions.

Revenue from international operations was $39.9 million in the third quarter of 2010, an increase of 15.5% from the same period a year ago. International revenue included $3.5 million from acquisitions. Foreign currency translations had a slightly unfavorable effect. Excluding acquisitions and foreign currency translations, international revenue increased 6.0%.

For the first nine months of 2010, international revenue increased $19.3 million, or 20.7%, including $12.7 million from acquisitions and $4.2 million from foreign currency translations. Excluding acquisitions and foreign currency translations, international revenue increased 2.6%. International revenue excluding acquisitions and foreign currency translations is a non-GAAP measure; the accompanying financial tables contain a reconciliation to international revenue.

Operating Income:  Consolidated operating income was $30.2 million in the third quarter of 2010, a 10.5% decrease from the same period in 2009. Operating expense rose $23.3 million, or 26.9%. Incremental operating expense related to businesses acquired in 2009 and 2010 represented approximately half of the increase. The company completed six acquisitions in 2009 and six in the first nine months of 2010. Because of the timing of these acquisitions, the third-quarter and year-to-date results include operating expense that did not exist in the comparable periods in 2009.

Higher salary expense represented approximately 40% of the total operating expense increase, reflecting higher headcount from acquisitions and filling open positions, as well as salary increases that were effective in July 2010 following generally flat salary levels in 2009.

Incentive compensation and employee benefit costs represented approximately one-third of the overall operating expense increase. Bonus expense rose $3.6 million compared with the prior-year period. In 2010, the company partially restored the bonus expense after reducing it in 2009. Acquisitions also contributed to the increase in bonus expense in the third quarter, but to a lesser extent. Sales commissions were $1.4 million higher, reflecting improved sales activity and a change in the company’s U.S. sales commission structure earlier in the year. Under its new commission plan, the company now records the entire expense in the quarter versus over the term of the client contract. The company partially reinstated matching contributions to its 401(k) plan in the United States, representing approximately $0.9 million of expense in the quarter.

Intangible amortization expense increased $3.1 million compared with the prior-year period. The expense recorded in the third quarter of 2009 reflected a $1.7 million reduction of previously recorded intangible amortization expense. The remaining increase reflects amortization expense from acquisitions.

In the third quarter of 2009, Morningstar recorded an expense of $2.4 million to increase its liability for vacant office space, primarily for the former Ibbotson headquarters. This expense did not recur in 2010.

Operating margin was 21.6% in the third quarter of 2010, down from 28.0% in the same period in 2009. In the first nine months of 2010, operating margin was 22.0%, compared with 28.3% in the first nine months of 2009. Acquisitions represented approximately 2 percentage points of the margin decline in both periods. The remainder of the margin decline primarily reflects higher compensation, bonuses, sales commissions, and employee benefits as a percentage of revenue. The lease vacancy expense recorded in the third quarter of 2009 had a negative effect of approximately 2 percentage points in that period.

Morningstar had approximately 3,165 employees worldwide as of Sept. 30, 2010, compared with 2,525 as of Sept. 30, 2009. Headcount grew year over year mainly because of acquisitions and continued hiring in the company’s development centers in China and India.

Non-operating income:  In conjunction with the acquisition of Morningstar Denmark, the company recorded a non-cash gain of $5.1 million. Because this gain was substantially offset by non-cash income tax expense, the gain, net of the tax adjustments, did not have a significant impact on net income or earnings per share in the quarter or year-to-date periods.

Effective Tax Rate:  Morningstar’s effective tax rate was 43.2% in the quarter and 38.6% year to date, an increase of 7.7 percentage points and 3.3 percentage points, respectively. Income tax expense in the quarter includes $5.8 million of non-cash income tax expense related to the gain from the acquisition of Morningstar Denmark and non-cash taxes from prior periods related to Morningstar’s share of earnings in equity method investments, primarily Morningstar Japan K.K. These items increased the effective tax rate by approximately 11 percentage points in the quarter and 4 percentage points year to date.

The effective tax rate in the third-quarter and year-to-date periods of 2009 was approximately 35%, including the effect of $2.1 million in tax credits from previous years, which lowered the tax rate by 6 percentage points in the quarter and 2 percentage points year to date. The year-to-date tax rate also benefited from the reversal of $2.2 million in reserves for uncertain tax positions. These items were partially offset by the impact of the non-deductible deposit penalty expense recorded in the second quarter of 2009.

Free Cash Flow:  Morningstar generated free cash flow of $31.4 million in the third quarter of 2010, reflecting cash provided by operating activities of $35.3 million and approximately $3.9 million of capital expenditures. Free cash flow declined $1.1 million in the quarter as cash provided by operating activities declined $0.8 million and capital expenditures increased $0.3 million.

In the first nine months of 2010, Morningstar generated free cash flow of $72.6 million, reflecting cash provided by operating activities of $80.3 million and capital expenditures of $7.7 million. Cash provided by operating activities in the first nine months of 2010 increased $13.0 million, reflecting a $37.5 million decrease in bonuses paid in the first quarter of 2010. The cash flow impact of a lower bonus payment was partially offset by a reduction in cash flow generated from accounts receivable and other operating assets and liabilities, including an increase of $4.4 million in cash paid for income taxes in the first nine months of the year. During this period, the company also made a $4.9 million payment to one former and two current executives related to adjusting the tax treatment of certain stock options originally considered incentive stock options.

Free cash flow is a non-GAAP measure; the accompanying financial tables contain a reconciliation to cash provided by operating activities. Morningstar defines free cash flow as cash provided by or used for operating activities less capital expenditures.

As of Sept. 30, 2010, Morningstar had cash, cash equivalents, and investments of $339.3 million, compared with $342.6 million as of Dec. 31, 2009. In the fourth quarter of 2010, the company plans to use approximately $14.1 million to acquire the annuity intelligence business of Advanced Sales and Marketing Corp. In addition, the company expects to make capital expenditures of approximately $10 million to $12 million, including spending for its new office space in China.

Morningstar also announced today that on Jan. 14, 2011, the company will make its first regular quarterly dividend payment of 5 cents per share to shareholders of record as of Dec. 31, 2010. The company also said that its board of directors has approved a share repurchase program that authorizes the company to repurchase up to $100 million of the company’s outstanding common stock. For more information about the dividend and share repurchase programs, please visit http://www.global.morningstar.com/dividendandsharerepurchase.

Business Segment Performance

Investment Information Segment:  The largest products and services in this segment based on revenue are Morningstar® Licensed Data; Morningstar® Advisor WorkstationSM; Morningstar.com®, including Premium Memberships and Internet advertising sales; and Morningstar DirectSM.

•                  Revenue was $112.1 million in the third quarter of 2010, up 17.4%, from $95.4 million in the third quarter of 2009.

•                  Acquisitions contributed revenue of $10.7 million in the third quarter of 2010.

•                  Licensed Data; Morningstar Direct; and Internet advertising sales on Morningstar.com drove most of the revenue increase. Equity Research, including revenue from two former Global Analyst Research Settlement clients, also contributed to the increase. Licenses for Morningstar Direct rose 32.3% to 4,403, with particularly strong growth outside the United States, partly reflecting client migrations from Institutional Workstation. Premium Membership subscriptions for Morningstar.com fell 9.7%. Principia subscriptions were down 11.0% to 33,252, and Advisor Workstation licenses rose slightly to 154,403.

•                  The company entered into its first credit research agreement with a major financial services firm to provide credit ratings and research to its 18,000 financial advisors beginning in the third quarter. The firm’s internal credit research team also has access to Morningstar’s institutional credit research platform.

•                  Revenue in the third quarter of 2009 included $1.5 million related to the Global Analyst Research Settlement, which ended in July 2009.

•                  Operating income was $32.8 million in the third quarter of 2010, compared with $33.3 million in the same period in 2009. Operating expense in this segment rose $17.1 million, or 27.6%, with approximately half of the increase from acquisitions. Higher compensation, bonuses, sales commissions, and employee benefits expense also contributed to the increase.

•                  Operating margin was 29.3% in the third quarter of 2010 versus 34.9% in the prior-year period. Approximately 4 percentage points of the margin decline reflects higher compensation, bonus, and commission and benefits expense as a percentage of revenue. The remainder of the margin decline reflects the impact of recent acquisitions.

Investment Management Segment:  The largest products in this segment based on revenue are Investment Consulting; Retirement Advice, including Advice by Ibbotson® and Morningstar® Retirement ManagerSM; and Morningstar® Managed PortfoliosSM.

•                  Revenue was $27.8 million in the third quarter of 2010, a 12.5% increase from $24.7 million in the same period in 2009.

•                  Acquisitions contributed revenue of $1.3 million in the third quarter.

•                  Retirement Advice and Investment Consulting were the primary drivers of the segment revenue increase, followed by Morningstar Managed Portfolios.

•                  Total assets under advisement for Investment Consulting rose 48.5% to $101.3 billion, from $68.2 billion as of Sept. 30, 2009. About $35.0 billion of the assets reflects a new fund-of-funds program that began in May 2010 for an existing Morningstar Associates client. Previously, Morningstar created model portfolios for the same client, so the increase in assets represents incremental growth for an existing revenue stream. Excluding assets from the new fund-of-funds program, assets under advisement for Investment Consulting declined slightly year over year, reflecting a client non-renewal that occurred in the fourth quarter of 2009, partially offset by net inflows and new client wins. Assets under management for Retirement Advice were $17.8 billion as of Sept. 30, 2010, versus $14.6 billion as of Sept. 30, 2009. Assets under management for Morningstar Managed Portfolios were $2.5 billion as of Sept. 30, 2010, compared with $1.9 billion as of Sept. 30, 2009.

•                  Operating income was $13.5 million in the third quarter of 2010, a decrease of 6.0% compared with the third quarter of 2009. Operating expense in the segment was $14.2 million, an increase of $3.9 million, or 38.4%, reflecting incremental expense from acquisitions as well as higher compensation, bonus, and sales commission expense.

•                  Operating margin was 48.7% in the third quarter of 2010 versus 58.3% in the prior-year period. The margin decline mainly reflects higher compensation, bonus, and sales commission expense as a percentage of revenue. Acquisitions also contributed to the margin decline, but to a lesser extent.

Intangible Amortization and Corporate Depreciation Expense:  Morningstar does not allocate expense for intangible amortization or corporate depreciation to its operating segments. Expense for these categories was $8.1 million in the third quarter and $22.9 million in the first nine months of 2010, an increase of $3.0 million and $3.6 million, respectively, compared with the same periods in 2009. The increase in both periods reflects additional amortization expense for acquisitions. The expense recorded in the third quarter of 2009 reflected a $1.7 million reduction of previously recorded intangible amortization expense.

Corporate Unallocated:  This category includes costs related to corporate functions, including general management, information technology used to support corporate systems, legal, finance, human resources, marketing, and corporate communications. Costs in this category were $8.1 million in the quarter, a decrease of $0.9 million, or 9.7%. The company recorded a $2.4 million expense in the third quarter of 2009 to increase its liability for vacant office space; this expense did not recur in 2010. This operating expense reduction was partially offset by higher compensation expense and acquisition-related professional fees.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisors, and institutions. Morningstar provides data on approximately 370,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 4 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. The company has operations in 26 countries.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discussed not to occur or to differ significantly from what we expected. For us, these risks and uncertainties include, among others, general industry conditions and competition, including current global financial uncertainty; the impact of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; financial services industry consolidation; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2009. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

Non-GAAP Financial Measures

To supplement Morningstar’s consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission:  free cash flow, consolidated revenue excluding acquisitions and foreign currency translations (organic revenue), and international revenue excluding acquisitions and foreign currency translations. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after Morningstar spends money to operate its business. Morningstar uses free cash flow to evaluate its business. Free cash flow should not be considered an alternative to any measure required to be reported under GAAP (such as cash provided by (used for) operating, investing, and financing activities). For more information on free cash flow, please see the reconciliation from cash provided by operating activities to free cash flow included in the accompanying financial tables. Morningstar presents consolidated revenue excluding acquisitions and foreign currency translations (organic revenue) and international revenue excluding acquisitions and foreign currency translations because the company believes these non-GAAP measures help investors better compare period-to-period results. For more information, please see the reconciliation provided in the accompanying financial tables.

All dollar and percentage comparisons, which are often accompanied by words such as “increase,” “decrease,” “grew,” “declined,”or “was similar” refer to a comparison with the same period in the previous year unless otherwise stated.

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©2010 Morningstar, Inc.  All rights reserved.

MORN-E

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended September 30				Nine months ended September 30
(in thousands, except per share amounts)	2010	2009	change		2010	2009	change

Revenue	$139,817	$120,088	16.4%		$404,198	$356,353	13.4%
Operating expense(1):
Cost of goods sold	40,713	31,954	27.4%		114,767	92,900	23.5%
Development	12,703	9,447	34.5%		35,491	28,185	25.9%
Sales and marketing	22,881	17,730	29.1%		69,877	53,276	31.2%
General and administrative	23,462	20,643	13.7%		67,211	57,649	16.6%
Depreciation and amortization	9,897	6,631	49.3%		28,082	23,347	20.3%
Total operating expense	109,656	86,405	26.9%		315,428	255,357	23.5%
Operating income	30,161	33,683	(10.5%	)	88,770	100,996	(12.1%	)
Operating margin	21.6%	28.0%	(6.4)pp		22.0%	28.3%	(6.3)pp

Non-operating income, net:
Interest income, net	512	572	(10.5%	)	1,692	2,314	(26.9%	)
Other income, net	5,694	221	2476.5%		4,356	985	342.2%
Non-operating income, net	6,206	793	682.6%		6,048	3,299	83.3%

Income before income taxes and equity in net income of unconsolidated entities	36,367	34,476	5.5%		94,818	104,295	(9.1%	)
Income tax expense	15,807	12,407	27.4%		37,027	37,099	(0.2%	)
Equity in net income of unconsolidated entities	333	429	(22.4%	)	1,176	790	48.9%
Consolidated net income	20,893	22,498	(7.1%	)	58,967	67,986	(13.3%	)
Net (income) loss attributable to noncontrolling interests	(106)	22	NMF		10	40	(75.0%	)
Net income attributable to Morningstar, Inc.	$20,787	$22,520	(7.7%	)	$58,977	$68,026	(13.3%	)

Net income per share attributable to Morningstar, Inc.:
Basic	$0.42	$0.46	(8.7%	)	$1.19	$1.42	(16.2%	)
Diluted	$0.41	$0.45	(8.9%	)	$1.16	$1.37	(15.3%	)
Weighted average common shares outstanding:
Basic	49,401	48,457			49,157	47,930
Diluted	50,544	50,048			50,453	49,623

	Three months ended September 30		Nine months ended September 30
	2010	2009	2010	2009
(1) Includes stock-based compensation expense of:
Cost of goods sold	$960	$690	$2,582	$1,954
Development	517	410	1,359	1,177
Sales and marketing	469	407	1,358	1,185
General and administrative	1,799	1,356	5,038	4,340
Total stock-based compensation expense	$3,745	$2,863	$10,337	$8,656

NMF — Not meaningful, pp — percentage points

Morningstar, Inc. and Subsidiaries

Operating Expense as a Percentage of Revenue

	Three months ended September 30			Nine months ended September 30
	2010	2009	change	2010	2009	change

Revenue	100.0%	100.0%	—	100.0%	100.0%	—
Operating expense(1):
Cost of goods sold	29.1%	26.6%	2.5pp	28.4%	26.1%	2.3pp
Development	9.1%	7.9%	1.2pp	8.8%	7.9%	0.9pp
Sales and marketing	16.4%	14.8%	1.6pp	17.3%	15.0%	2.3pp
General and administrative	16.8%	17.2%	(0.4)pp	16.6%	16.2%	0.4pp
Depreciation and amortization	7.1%	5.5%	1.6pp	6.9%	6.6%	0.3pp
Total operating expense(2)	78.4%	72.0%	6.4pp	78.0%	71.7%	6.3pp
Operating margin	21.6%	28.0%	(6.4)pp	22.0%	28.3%	(6.3)pp

	Three months ended September 30			Nine months ended September 30
	2010	2009	change	2010	2009	change
(1) Includes stock-based compensation expense of:
Cost of goods sold	0.7%	0.6%	0.1pp	0.6%	0.5%	0.1pp
Development	0.4%	0.3%	0.1pp	0.3%	0.3%	—
Sales and marketing	0.3%	0.3%	—	0.3%	0.3%	—
General and administrative	1.3%	1.1%	0.2pp	1.2%	1.2%	—
Total stock-based compensation expense(2)	2.7%	2.4%	0.3pp	2.6%	2.4%	0.2pp

(2) Sum of percentages may not equal total because of rounding.

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended September 30		Nine months ended September 30
($000)	2010	2009	2010	2009

Operating activities
Consolidated net income	$20,893	$22,498	$58,967	$67,986
Adjustments to reconcile consolidated net income to net cash flows from operating activities:
Depreciation and amortization	9,897	6,631	28,082	23,347
Deferred income tax (benefit) expense	6,671	109	5,659	(847)
Stock-based compensation expense	3,745	2,863	10,337	8,656
Equity in net income of unconsolidated entities	(333)	(429)	(1,176)	(790)
Excess tax benefits from stock option exercises and vesting of restricted stock units	(680)	(1,180)	(4,885)	(5,724)
Holding gain upon acquisition of additional ownership of equity method investments	(5,073)	(352)	(5,073)	(352)
Other, net	(765)	291	977	(274)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(639)	4,209	(7,254)	13,521
Other assets	(1,997)	1,865	(2,508)	2,206
Accounts payable and accrued liabilities	(834)	4,005	2,025	(2,007)
Accrued compensation	8,884	3,637	(2,270)	(41,794)
Deferred revenue	(9,115)	(9,780)	(1,938)	(8,974)
Income taxes - current	4,564	2,603	309	12,999
Deferred rent	522	(67)	442	(353)
Other liabilities	(460)	(837)	(1,384)	(267)
Cash provided by operating activities	35,280	36,066	80,310	67,333
Investing activities
Purchases of investments	(42,515)	(61,330)	(128,043)	(111,603)
Proceeds from maturities and sales of investments	46,816	26,351	177,197	64,479
Capital expenditures	(3,862)	(3,518)	(7,701)	(10,286)
Acquisitions, net of cash acquired	(21,242)	(744)	(88,697)	(19,315)
Other, net	(59)	(6)	830	623
Cash used for investing activities	(20,862)	(39,247)	(46,414)	(76,102)
Financing activities
Proceeds from stock option exercises	1,557	2,725	5,207	14,378
Excess tax benefits from stock option exercises and vesting of restricted stock units	680	1,180	4,885	5,724
Other, net	(734)	(127)	(529)	(305)
Cash provided by financing activities	1,503	3,778	9,563	19,797
Effect of exchange rate changes on cash and cash equivalents	5,574	1,704	1,917	4,481
Net increase in cash and cash equivalents	21,495	2,301	45,376	15,509
Cash and cash equivalents—Beginning of period	154,377	187,099	130,496	173,891
Cash and cash equivalents—End of period	$175,872	$189,400	$175,872	$189,400

Reconciliation from cash provided by operating activities to free cash flow (a non-GAAP measure):

	Three months ended September 30		Nine months ended September 30
($000)	2010	2009	2010	2009

Cash provided by operating activities	$35,280	$36,066	$80,310	$67,333
Less: Capital expenditures	(3,862)	(3,518)	(7,701)	(10,286)
Free cash flow	$31,418	$32,548	$72,609	$57,047

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	September 30	December 31
($000)	2010	2009

Assets
Current assets:
Cash and cash equivalents	$175,872	$130,496
Investments	163,469	212,057
Accounts receivable, net	94,638	82,330
Deferred tax asset, net	1,081	1,109
Income tax receivable, net	9,554	5,541
Other	14,316	12,564
Total current assets	458,930	444,097

Property and equipment, net	57,716	59,828
Investments in unconsolidated entities	24,043	24,079
Goodwill	311,249	249,992
Intangible assets, net	167,311	135,488
Other assets	6,948	6,099
Total assets	$1,026,197	$919,583

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$37,504	$29,901
Accrued compensation	47,893	48,902
Deferred revenue	135,843	127,114
Other	532	962
Total current liabilities	221,772	206,879

Accrued compensation	5,094	4,739
Deferred tax liability, net	18,353	4,678
Other long-term liabilities	25,552	26,413
Total liabilities	270,771	242,709
Total equity	755,426	676,874
Total liabilities and equity	$1,026,197	$919,583

Morningstar, Inc. and Subsidiaries

Segment Information

	Three months ended September 30				Nine months ended September 30
($000)	2010	2009	change		2010	2009	change

Revenue
Investment Information	$112,055	$95,410	17.4%		$324,600	$289,389	12.2%
Investment Management	27,762	24,678	12.5%		79,598	66,964	18.9%
Consolidated revenue	$139,817	$120,088	16.4%		$404,198	$356,353	13.4%

Revenue—U.S.	$99,933	$85,548	16.8%		$291,529	$262,982	10.9%
Revenue—International	$39,884	$34,540	15.5%		$112,669	$93,371	20.7%

Revenue—U.S. (percentage of consolidated revenue)	71.5%	71.2%	0.3pp		72.1%	73.8%	(1.7)pp
Revenue—International (percentage of consolidated revenue)	28.5%	28.8%	(0.3)pp		27.9%	26.2%	1.7pp

Operating income (loss)(1)
Investment Information	$32,811	$33,298	(1.5%	)	$96,099	$107,377	(10.5%	)
Investment Management	13,523	14,391	(6.0%	)	41,137	39,280	4.7%
Intangible amortization and corporate depreciation expense	(8,064)	(5,022)	60.6%		(22,930)	(19,357)	18.5%
Corporate unallocated	(8,109)	(8,984)	(9.7%	)	(25,536)	(26,304)	(2.9%	)
Consolidated operating income	$30,161	$33,683	(10.5%	)	$88,770	$100,996	(12.1%	)

Operating margin(1)
Investment Information	29.3%	34.9%	(5.6)pp		29.6%	37.1%	(7.5)pp
Investment Management	48.7%	58.3%	(9.6)pp		51.7%	58.7%	(7.0)pp
Consolidated operating margin	21.6%	28.0%	(6.4)pp		22.0%	28.3%	(6.3)pp

(1) Includes stock-based compensation expense allocated to each segment.

Morningstar, Inc. and Subsidiaries

Supplemental Data

	As of September 30
	2010	2009		% change
Our employees
Worldwide headcount (approximate)	3,165	2,525	(1)	25.3%
Number of worldwide equity and fixed-income analysts	116	111		4.5%
Number of worldwide fund analysts	90	72	(2)	25.0%

Our business
Investment Information
Morningstar.com Premium subscriptions	140,118	155,200		(9.7%	)
Registered users for Morningstar.com (U.S.)	6,226,554	6,131,977		1.5%
U.S. Advisor Workstation licenses	154,403	153,603		0.5%
Principia subscriptions	33,252	37,365		(11.0%	)
Morningstar Direct licenses	4,403	3,329		32.3%

Investment Management
Assets under management for Morningstar Managed Portfolios	$2.5 bil	$1.9 bil		31.6%
Assets under management for Ibbotson Australia (formerly Intech)	$3.6 bil	$3.3 bil		9.1%
Assets under management for managed retirement accounts	$17.8 bil	$14.6 bil		21.9%
Morningstar Associates	$1.8 bil	$1.4 bil		28.6%
Ibbotson Associates	$16.0 bil	$13.2 bil		21.2%
Assets under advisement for Investment Consulting	$101.3 bil	$68.2 bil		48.5%
Morningstar Associates	$56.0 bil	$20.2 bil		177.2%
Ibbotson Associates	$45.3 bil	$48.0 bil		(5.6%	)

(1) Revised

(2) Morningstar has revised the fund analysts total to only include employees responsible for writing analyst research reports.

	Three months ended September 30		Nine months ended September 30
($000)	2010	2009	2010	2009
Effective tax rate
Income before income taxes and equity in net income of unconsolidated entities	$36,367	$34,476	$94,818	$104,295
Equity in net income of unconsolidated entities	333	429	1,176	790
Net (income) loss attributable to noncontrolling interests	(106)	22	10	40
Total	$36,594	$34,927	$96,004	$105,125
Income tax expense	$15,807	$12,407	$37,027	$37,099
Effective tax rate	43.2%	35.5%	38.6%	35.3%

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures

Reconciliation from consolidated revenue to revenue excluding acquisitions and foreign currency translations (organic revenue):

	Three months ended September 30			Nine months ended September 30
($000)	2010	2009	% change	2010	2009	% change

Consolidated revenue	$139,817	$120,088	16.4%	$404,198	$356,353	13.4%
Less: acquisitions	(11,964)	—	NMF	(34,386)	—	NMF
Unfavorable (Favorable) impact of foreign currency translations	183	—	NMF	(4,219)	—	NMF
Revenue excluding acquisitions and foreign currency translations	$128,036	$120,088	6.6%	$365,593	$356,353	2.6%

Reconciliation from international revenue to international revenue excluding acquisitions and foreign currency translations:

	Three months ended September 30			Nine months ended September 30
($000)	2010	2009	% change	2010	2009	% change

International revenue	$39,884	$34,540	15.5%	$112,669	$93,371	20.7%
Less: acquisitions	(3,470)	—	NMF	(12,691)	—	NMF
Unfavorable (Favorable) impact of foreign currency translations	183	—	NMF	(4,219)	—	NMF
International revenue excluding acquisitions and foreign currency translations	$36,597	$34,540	6.0%	$95,759	$93,371	2.6%

Morningstar includes an acquired operation as part of revenue from acquisitions for 12 months after we complete the acquisition. After that, we include it as part of our organic revenue. The table below shows the period in which we included each acquired operation in revenue from acquisitions:

Acquisition	Date of acquisition	2010 revenue from acquisitions
Global financial filings database business of Global Reports LLC	April 20, 2009	January 1 through April 19, 2010
Equity research and data business of C.P.M.S. Computerized Portfolio Management Services Inc.	May 1, 2009	January 1 through April 30, 2010
Andex Associates, Inc.	May 1, 2009	January 1 through April 30, 2010
Intech Pty Ltd	June 30, 2009	January 1 through June 30, 2010
Canadian Investment Awards and Gala	December 17, 2009	January 1 through September 30, 2010
Logical Information Machines, Inc.	December 31, 2009	January 1 through September 30, 2010
Footnoted business of Financial Fineprint Inc.	February 1, 2010	February 1 through September 30, 2010
Aegis Equities Research	April 1, 2010	April 1 through September 30, 2010
Old Broad Street Research Ltd.	April 12, 2010	April 12 through September 30, 2010
Realpoint, LLC	May 3, 2010	May 3 through September 30, 2010
Morningstar Danmark A/S	July 1, 2010	July 1 through September 30, 2010
Seeds Group	July 1, 2010	July 1 through September 30, 2010